                            SUBSCRIPTION AGREEMENT
                            ----------------------

Trans Energy, Inc.
210 Second Street
P.O. Box 393
St. Marys, West Virginia 26170

1. Subject to the terms and conditions hereinafter set forth, and in the instruments annexed hereto as Exhibits A and B representing each portion of the
Unit:
     (a) The undersigned (the "Purchaser") hereby subscribes for and purchases the number of units (the "Units") set forth under his name on the signature page hereof.

     (b) Each Unit is comprised of (i) a $25,000 Promissory Note (unsecured) of Trans Energy, Inc., a Nevada corporation (the "Company"), bearing interest payable at maturity of 12% per annum, all accrued interest and principal being due and payable on the earlier of (A) the twelfth (12th) month anniversary of the date of issuance or (B) the tenth (10th) day following the date upon which the Company receives gross proceeds of not less than Three Million ($3,000,000) Dollars from a presently contemplated public offering (the "Contemplated Offering") of the Company's Common Stock, .001 par value ("Common Stock"), and Common Stock Redeemable Warrants ("Redeemable Warrants") as to which offering or its successful completion there can be no assurance, and (ii) 12,500 Common Stock Purchase Warrants of the Company ("Bridge Warrants"), which expire on the eighteenth (18th) month anniversary of the issuance date of the Bridge Warrants, each such Bridge Warrant entitling the holder to purchase one share of the Company's Common Stock at an exercise price of $.50 per share.

     (c) In the event the Company files a Registration Statement for the Contemplated Offering, each and every Bridge Warrant automatically will be converted, without additional cost or action on the part of any holder of a Bridge Warrant, into two (2) Redeemable Warrants IF, AND ONLY IF, the Company is successful in its efforts to have any of the Redeemable Warrants issuable upon automatic conversion of the Bridge Warrants (and, to the extent possible, the underlying shares) included in the Registration Statement for the Contemplated Offering under the Securities Act of 1933, as amended (the "Act"), on behalf of all holders who become "Selling Securityholders" (and timely comply with all necessary procedures for such inclusion in the Registration Statement) and such Registration Statement, including the registration of Redeemable Warrants for Selling Securityholders is declared effective by the Securities and Exchange Commission ("SEC").

     (d) Each Redeemable Warrant issuable upon Automatic Conversion of the Bridge Warrants will entitle the holder to purchase one (1) share of Common Stock, subject to call for redemption, at an exercise price (not less than $2.00 per share) as established for the Redeemable Warrants in the Contemplated Offering for a period of five (5) years following a one (1) year restraint on exercise and upon such other terms and conditions as the Redeemable Warrants registered in connection with the Contemplated Offering.

     (e) In the event of automatic conversion of the Bridge Warrants into Redeemable Warrants, the Purchaser, by signing this Agreement agrees (i) not to sell and/or exercise any such Redeemable Warrants held by the Purchaser for a period of two (2) years following the effectiveness of the Registration Statement without the prior consent of the Company, but which restriction on sale and/or exercise immediately shall terminate upon the successful completion of the Contemplated Offering; and (ii) not to sell any such Redeemable Warrants for a period of one (1) year from the effective date of such

Registration Statement without the prior consent of L.B. Saks, Inc. (the "Placement Agent").

     (f) In order for any Redeemable Warrants (and, to the extent possible, underlying shares) into which the Bridge Warrants may be converted to be included in the Registration Statement, the holders thereof must provide such information and take such other actions as the Company reasonably may require and are usual and customary in connection with the preparation and filing of a Registration Statement. Failure on the part of a particular holder of Redeemable Warrants to comply with such requests shall result in the exclusion of such Redeemable Warrants (and underlying shares) from such Registration Statement.

     (g) There can be no assurance that the Company will ever file a Registration Statement relating to the Contemplated Offering, that the Company will be able to include therein a registration on behalf of the Selling Securityholders pursuant to the rules and regulations promulgated under the Act and/or the policy of the SEC, all as in effect on the effective date of the Registration Statement and, if filed, that the SEC will declare such Registration Statement effective. Additionally, there can be no assurance that the Contemplated Offering will be commenced and, if commenced, successfully concluded.

2. The minimum subscription is one Unit for Twenty-Five Thousand ($25,000) Dollars. The sale of the Units is part of an aggregate offering of twenty-four
(24) Units for an aggregate purchase price of Six Hundred Thousand ($600,000) Dollars. At the discretion of the Placement Agent, partial units (in 1/5 Unit multiples) may be sold for subscriptions which exceed the minimum subscription.

3. Upon execution of this Subscription Agreement, the Company will issue and sell to the Purchaser, at a price of Twenty-Five Thousand ($25,000) Dollars per Unit, the Units for the aggregate purchase price set forth on the signature page hereof (the "Purchase Price"). The Purchase Price is payable upon execution of this Subscription Agreement in United States Dollars either by certified or bank cashier's check payable to the order of the "Trans Energy, Inc. - Bridge Unit Account" and delivered to the Placement Agent, L.B. Saks, Inc., 160 Pearl Street, New York, New York 10005, together with this Subscription Agreement, Subscriber Questionnaire and, if applicable, the Purchaser Representative Questionnaire, all fully completed and duly signed where required. At the Placement Agent's election, the Purchase Price may be paid by wire transfer of immediately available funds in accordance with wire transfer instructions from the Placement Agent. The Placement Agent will deposit all funds received for purchase of the Units in a special non-interest bearing account entitled the "Trans Energy, Inc. - Bridge Unit Account" maintained at Citibank, N.A., New York, New York (the "Special Account"). Such funds will be released to the Company only upon receipt by such bank of the Company's affidavit that Subscriptions for the twenty-four (24) Units have been received and accepted and that the Bridge Warrants and Promissory Note comprising each such Unit which will be duly issued in definitive form by the Company to the Purchasers whose funds are being released to the Company upon the Company's receipt of such funds. In addition to the foregoing methods of payment, a subscriber who is a holder of one or more Secured Promissory Notes of the Company due April 24, 1996 ("Secured Promissory Notes"), may pay for all or part of the Purchase Price by surrendering such Secured Promissory Note(s) with this Subscription Agreement and completing the Purchaser Statement on the signature page of this Subscription Agreement.

4. If this Subscription Agreement is not accepted by the Company, the Placement Agent will cause all funds tendered in payment of the Purchase Price to be returned to the subscriber within ten (10) business days of the rejection of the Subscription, or the receipt of confirmation of the aforesaid bank that the Purchase Price paid represents cleared funds in the Special Account, whichever is later, and, if applicable return to the subscriber within such time period any Secured Promissory Note(s) tendered in payment of all or a portion of the Purchase Price.

5. The Promissory Note and Bridge Warrants shall be issued in the Purchaser's name, unless otherwise specified on the signature page hereof.

6. The Purchaser is aware that the Company's primary focus has been the operation of a gas transmission line in West Virginia and the acquisition of oil and gas properties for future exploration in the Appalachian Basin. In August 1995, the Company acquired a controlling interest in its new subsidiary, Vulcan Energy Corporation ("Vulcan"), which is involved in oil gathering and marketing activities in the Texas Gulf Coast area. Reference is made to Exhibits C - M for information relating to the operation of the Company and its subsidiaries, including Vulcan. The Purchaser hereby acknowledges that the Placement Agent has furnished him with the Subscription Agreement and all Exhibits thereto.

7.   The Purchaser is aware that:

     (a) An investment in the Units, and the Promissory Note and Bridge

Warrants of the Company comprised therein, to be sold hereby involves a high degree of risk and restricted transferability. Accordingly, the Purchaser acknowledges that the Purchaser can afford a loss of the Purchaser's entire investment. Neither the Securities and Exchange Commission nor any state agency nor any other agency or authority within or outside the United States has passed upon the adequacy or accuracy of this Offering nor made any finding or determination as to the fairness of this investment. Any representation to the contrary is a criminal offense.

     (b) None of the Units, the Promissory Notes, the Bridge Warrants, nor the Common Stock underlying the Bridge Warrants have been registered under the Act or the securities laws of any state or the laws of any jurisdiction outside the United States and will be offered and sold in reliance on exemptions from the registration requirements of these laws including, but not limited to, Sections 4(2) and 4(6) of the Act and Regulation D promulgated by the SEC thereunder.

     (c) An investment in the Company depends on the Purchaser's particular circumstances. No private placement memorandum has been prepared. No information concerning the Company other than that contained herein or specifically incorporated herein has been provided to the Purchaser except as specified in Paragraph 8(d) hereof. The Purchaser is cautioned not to construe this Subscription Agreement or any prior or subsequent communication as constituting legal and/or tax advice. The Company and its officers, directors, employees and representatives, including, but not limited to, the Placement Agent, make no representations or warranties with respect to the Company except as specifically set forth herein.

     (d) This Subscription Agreement does not constitute an offer to sell or a solicitation of an offer to buy any of the Units, or its constituent parts, to anyone in any state or other jurisdiction in which an offer or solicitation is not authorized.

     (e) The Company has provided, or caused the Placement Agent to provide, additional information which the Purchaser or the Purchaser's representative has requested from the Company for the purpose of evaluating the merits and risks of the purchase of the Units. The Company has also provided the Purchaser and/or the Purchaser's representative with an opportunity to meet and confer with its principals regarding all aspects of the Company's business.

     (f) The Company has appointed the Placement Agent in connection with the sale of the Units and will pay the Placement Agent a sales commission of ten (10%) percent of the Purchase Price and ten (10%) percent of the Bridge Warrants comprised within the Units, together with a non-accountable expense allowance of three (3%) percent of the Purchase Price, provided, however, that the sales commission and non-accountable expense allowance shall not be payable with respect to any Purchaser who is the holder of a Secured Promissory Note of the Company due April 24, 1996, to the extent of the amount of any such Secured Promissory Notes applied to the purchase of Units.

     (g) Because an investment in the Company is an illiquid investment, the Purchaser recognizes that: (i) the Purchaser must bear the economic risk of investment in the Company for an indefinite period of time since none of the Units, the Promissory Notes, the Bridge Warrants nor the Common Stock underlying the Bridge Warrants have been registered under the Act and, therefore, cannot be sold unless they are subsequently registered under the Act or an exemption from such registration is available and a favorable opinion of counsel acceptable to the Company is obtained; (ii) the Company will place a legend on the Promissory Notes and Bridge Warrants (and, upon exercise, the certificates evidencing the Common Stock) stating that they have not been registered under the Act and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of either an effective registration statement or an available exemption from the registration provisions of the Securities Act; and (iii) the Company itself shall and/or the Company (with respect to the Common Stock) will instruct its transfer agent to make a notation in the records with respect to the restrictions on the sale, transfer or disposition of the Promissory Notes, Bridge Warrant and, when and if the Bridge Warrants are exercised, the Common Stock.

     (h) The Promissory Note and the Bridge Warrants, by their terms, prohibit their transfer or assignment except in very limited circumstances, and then only in compliance with applicable securities laws.

     (i) There can be no assurance that the Company will have sufficient assets available to pay the interest and/or principal due at the maturity of the Promissory Notes. The Promissory Notes are unsecured obligations of the Company with severe restrictions on transferability making them illiquid instruments.

     (j) The purchase of a Unit in no way assures that there will ever be a conversion of Bridge Warrants into Redeemable Warrants, which are not being offered hereby and are subject to the various contingencies set forth in this Subscription Agreement.

     No other offering literature or advertising in any form is being employed in the sale and purchase of the Units except for this Subscription Agreement.
No person is authorized to give any information or to make any representations not contained in this Subscription Agreement or in the documents appended and bound herewith as Exhibits. Any representation not contained herein must not be relied upon as having been authorized by the Company or its officers or directors. Any distribution or reproduction of this Subscription Agreement (including all or any part of the Exhibits hereto), in whole or in part, or the divulgence of any of its contents, without the prior written consent of the Company, is prohibited.

8.   The Purchaser represents and warrants to the Company that:

     (a) The Purchaser is an "Accredited Investor" within the meaning of Rule 501 of Regulation D promulgated under the Act, as indicated on Exhibit N annexed hereto.

     (b) The Purchaser has sufficient available financial resources to provide adequately for the Purchaser's current needs, including all possible contingencies, and can bear the economic risk of a complete loss of the Purchaser's investment hereunder without materially affecting the Purchaser's financial condition.

     (c) The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of an investment in the Company and of making an informed investment decision. The Purchaser acknowledges that the Purchaser also has significant prior investment experience, and that the Purchaser recognizes the highly speculative nature of this investment.

     (d) The Purchaser is familiar with the financial condition and prospects of the Company's business, has reviewed the Company's most recent financial statements and each of the Exhibits appended hereto with respect to the Company and its subsidiaries and has been furnished any other material relating to the Company and its activities, the sale and purchase of the Units or anything set forth in this Subscription Agreement (including the Exhibits appended hereto) which the Purchaser has requested from the Company and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representation or information set forth in this Subscription Agreement (including the Exhibits appended hereto).

     (e) The Company, its officers, directors and employees, have answered all inquiries that the Purchaser has put to them concerning the Company and its activities and the purchase and sale of the Units, and the Promissory Note and Bridge Warrants comprised within each Unit.

     (f) The Purchaser has not been furnished any offering literature other than this Subscription Agreement, the form of Promissory Note and Bridge Warrant annexed as Exhibits A and B hereto; the discussion of the risk factors associated with an investment in the securities of the Company annexed as Exhibit C hereto; certain annual, quarterly and current reports of the Company filed with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") annexed hereto as Exhibits D, E, F, G, H and I; the audited financial statements of Vulcan for the period ended July 31, 1995 and for the fiscal years ended December 31, 1994 and 1993, annexed hereto as part of Exhibit I; certain key operative documents concerning the recent acquisition and management provisions for the Company's newly acquired subsidiary, Vulcan, annexed hereto as Exhibits J, K and L; and, the Letter of Intent, dated October 5, 1995, between the Company and the Placement Agent (the "Letter of Intent") with respect to the Contemplated Offering, annexed hereto as Exhibit M; and, the Purchaser has relied only on the information contained herein (and the Exhibits annexed hereto) and the information furnished or made available to the Purchaser by the Company as described in subparagraphs (d) and (e) above. The Purchaser has carefully reviewed the terms of the Promissory Note and Bridge Warrants, the discussion of certain risk factors associated with an investment in the Company, the Company's various reports filed under the Exchange Act, the information provided with respect to Vulcan and the Letter of Intent, all annexed hereto as Exhibits A through M, inclusive.

     Furthermore, except as set forth above, no representations or warranties have been made to the Purchaser, or to the Purchaser's advisors, by the Company, or its officers, directors, employees or representatives (including the Placement Agent) with respect to the business of the Company, the financial condition of the Company and/or the economic, tax, or any other aspect of a purchase of the Units (including the Promissory Note and Bridge Warrants comprised therein), and the Purchaser has not relied upon any information concerning the sale and the purchase of the Units, written or oral, other than the information contained in this Subscription Agreement and the Exhibits hereto or provided by the Company on request.

     (g) The Purchaser is aware that the Letter of Intent, annexed hereto as Exhibit M, is merely an expression of an intent with respect to the Contemplated Offering, is presently proposed to be a "best effort, all or none" offering and is subject to many variables, and the Purchaser has evaluated his investment in the Units (including the Promissory Note and the Bridge Warrants) in light of the significant possibility that a Registration Statement may not be filed with the SEC, or, if filed, declared effective by the SEC and that in the event the Registration Statement is not declared effective by the SEC, the Bridge Warrants will not automatically convert into Redeemable Warrants and, even if so converted, be exercisable for registered (unrestricted) Common Stock and that the Contemplated Offering may not occur, or be successfully completed, and if the Contemplated Offering is not successfully completed, the maturity date of the Promissory Note would not be accelerated.

     (h) The Purchaser is relying upon the Purchaser's own legal counsel, accountant, business advisor(s) and/or others, concerning legal, tax, business and related aspects of the Purchaser's subscription hereunder and the Purchaser's investment in the Company.

     (i) The Purchaser is acquiring the Units, and the Promissory Note and Bridge Warrants comprised therein, for which the Purchaser hereby subscribes for the Purchaser's own account, as principal, for investment purposes only, without a present view of resale, and no other person has a direct or indirect beneficial interest therein. The Purchaser agrees that Purchaser will not sell, transfer or otherwise dispose of the Promissory Note, the Bridge Warrants and/or the Common Stock upon exercise of the Bridge Warrants unless they are registered under the Securities Act or unless an exemption from such registration is available, and then only under the limited circumstances permitted therein, such as to Purchaser's heirs.

     (j) All of the information which the Purchaser has furnished to the Company, with respect to the Purchaser's financial position and business experience and all representations provided by the Purchaser are true, correct and complete as of the date of this Subscription Agreement and Purchaser has no knowledge of any expected change in circumstances which may cause such information and/or representation to be incorrect.

     (k) The Purchaser is (i) authorized and qualified to become a Promissory Note holder and Bridge Warrant holder, and authorized to make its investment by purchase of a Unit in the Company and (ii) any person signing the Subscription Agreement on behalf of the Purchaser has been authorized to do so and has furnished the Placement Agent and the Company with evidence of his authority to sign on behalf of the Purchaser.

9. There are no registration rights of any type or nature offered, promised or otherwise represented to the Purchaser with respect to the registration of the Units, the Promissory Notes, the Bridge Warrants and/or the Common Stock underlying the Bridge Warrants. In the event that the Contemplated Offering is not pursued and/or no Registration Statement filed by the Company in connection with the Contemplated Offering is declared effective by the SEC which relates to the registration of the Contemplated Offering and includes therein the Redeemable Warrants (and, to the extent possible, the underlying shares), which inclusion the Company will use all reasonable efforts to accomplish, the Company is under no obligation, and does not presently intend, to offer the Purchaser any opportunity to have the Bridge Warrants or Common Stock issuable upon exercise thereof included in any other registration statement that may be filed by the

Company. The Company has no present plans for the filing of any registration statement other than in connection with the Contemplated Offering.

10. The Purchaser specifically agrees that in the event the Bridge Warrants are automatically converted into Redeemable Warrants, Purchaser will not sell and/or exercise, as the case may be, such Redeemable Warrants in violation of the following lock-up provisions:

          (a) The Purchaser understands and agrees that if the Bridge Warrants are automatically converted into Redeemable Warrants, the Purchaser will not sell and/or exercise such Redeemable Warrants for a period of two (2) years from the effective date of the Registration Statement which resulted in the automatic conversion, without the consent of the Company (the "Company Lock-Up"). The Company will have the authority, in its sole discretion, exercisable at any time, to release all or any portion of the Redeemable Warrants, as to sale, exercise or both, from the Company Lock-Up, provided, however, that unless all Redeemable Warrants issued upon conversion of the Bridge Warrants are released to the same extent, the Company must release from the Company Lock-Up, on a ratable basis, among all the Redeemable Warrants issued upon conversion of Bridge Warrants (including 548,750 Bridge Warrants previously issued by the Company pursuant to a prior private placement, 48,750 of which were issued to the Placement Agent). The Company shall exercise its discretion by causing a written notification of the release to be sent to each holder of

          Redeemable Warrants subject to the Company Lock-Up by overnight delivery service to the noticed holder at such holder's address as it then appears in the Company's records for such Redeemable Warrants at least two (2) days prior to the effective time of the release from the Company Lock-Up set forth in the notification; provided, however, notwithstanding the foregoing, the Company Lock-Up shall terminate automatically and without notice upon the date, if ever, that the Contemplated Offering is successfully completed. Additionally, the Company may, at any time prior to the automatic conversion of the Bridge Warrants, waive and terminate the Company Lock-Up by written notice to all holders of Bridge Warrants, effective upon mailing.

                (b) Purchaser will not sell such Redeemable Warrants for a period of one (1) year from the effective date of the Registration Statement which resulted in the automatic conversion without the consent of the Placement Agent (the "Placement Lock-Up"). The Placement Agent will have the authority, in its sole discretion, exercisable at any time, to release all or any portion of the Redeemable Warrants from the Placement Lock-Up, provided, however, that unless all Redeemable Warrants issued upon conversion of the Bridge Warrants are released, the Placement Agent must release from the Placement Lock-Up, on a ratable basis, among all the Redeemable Warrants issued upon conversion of Bridge Warrants (including 548,750 Bridge Warrants previously issued by the Company pursuant to a prior private placement, 48,750 of which were issued to the Placement Agent). The exercise of the Placement Agent's discretion shall be on written notice to the Company and the Company shall cause a notification of the release to be sent to each holder of Redeemable Warrants subject to the Placement Lock-Up by overnight delivery service to the noticed holder at such holder's address as it then appears in the Company's records for such Redeemable Warrants at least two (2) days prior to the effective time of the release from the Placement Lock-Up set forth in the notification. Additionally, the Placement Agent may, at any time prior to the automatic conversion of the Bridge Warrants, waive and terminate the Placement Lock-Up by written notice to all holders of Bridge Warrants by first class mail, effective upon mailing.

     11. The Purchaser is aware, understands and agrees that the Company is not representing, promising or in any way expressing any commitment to Purchaser that it will conduct and/or complete the Contemplated Offering, even if such failure to conduct or complete the Contemplated Offering constitutes a breach by the Company of the Letter of Intent. The only obligation of the Company being to act in the best interests of the Company and its then stockholders.

     12. The Company proposes to use Three Hundred Thousand ($300,000) Dollars of the gross proceeds of this Offering to repay its obligations for principal under its Secured Promissory Notes due April 24, 1996 and additional sums for the interest due thereon. The Placement Agent intends to offer each holder of such Secured Promissory Notes the opportunity to subscribe to the Units and the Company intends to allow any such subscriber to apply all or a portion of such Secured Promissory Notes to the purchase price of the Units. The Company will have need for substantial additional funds upon completion of this Offering.

                (a) The following table sets forth the Company's proposed use of gross cash proceeds from the sale of the Units, assuming no holders of the Secured Promissory Notes, due April 24, 1996, elect to apply such notes to a purchase of Units:

     (i)      Placement Agent Cash Compensation                        $ 78,000
     (ii)     Legal, printing and other offering costs                 $ 36,000
     (iii)    Repayment of Secured Promissory Notes                    $300,000
     (iv)     Payment of Accrued Interest on Secured
              Promissory Notes (assuming 1/15/96 pay-off)              $ 15,060
     (v)      Repayment of a portion of the institutional loans
              used as partial payment to acquire Vulcan                $ 80,000
     (vi)     Balance to be utilized to pay a portion of the offering
              and other expenses expected to be incurred in
              connection with the Contemplated Offering,
              the balance, if any, to working capital                  $ 90,940
                                                                       --------

                         TOTAL CASH GROSS PROCEEDS                     $600,000

          (b) The following table sets forth the Company's proposed use of gross proceeds (including face amount of payments by the Secured Promissory Notes) from the sale of the Units, assuming all holders of the Secured Promissory Note, due April 24, 1996, elect to apply such notes to a purchase of Units.

     (i)      Placement Agent Cash Compensation                        $ 39,000
     (ii)     Legal, printing and other offering costs                 $ 36,000
     (iii)    Repayment of Secured Promissory Notes
              (includes converted notes so as to
              reflect use of cash proceeds)                            $300,000
     (iv)     Payment of Accrued Interest on Secured
              Promissory Note (assuming 1/15/96 pay-off)               $  5,060
     (v)      Repayment of institutional loans used as partial
              payment to acquire Vulcan                                $ 80,000
     (vi)     Balance to be utilized to pay a portion of the offering
              and other expenses expected to be incurred in
              connection with the Contemplated Offering,
              the balance, if any, to working capital                  $129,940
                                                                       --------

              TOTAL CASH AND SECURED PROMISSORY
              NOTE CONVERSION GROSS PROCEEDS                           $600,000

     13. The Purchaser is aware that immediately prior to this Offering, the Company completed an offering of 500,000 Common Stock Purchase Warrants at $.01 per warrant (exclusive of 48,750 such Warrants issued to the Placement Agent as part of its compensation in connection with such offering), those warrants, upon completion of this Offering, will be identical to the Bridge Warrants comprised within the Units. The net proceeds to the Company from such prior Offering was an insignificant amount.

     14. The Company hereby makes the following representations, warranties and covenants to the Purchasers, each of which is true and correct as of the date hereof:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and lease its properties, to carry on its business as currently conducted and to consummate all of the transactions contemplated by this Subscription Agreement. The Company is duly qualified as a foreign corporation in each jurisdiction in which the conduct of its business or ownership or leasing of its properties requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition or prospects of the Company. The Company has all requisite power and authority necessary to own or hold its properties and conduct its business and holds all licenses, permits and other required authorizations from governmental authorities necessary for the conduct of its business.

          (b) The Company has all requisite corporate power to enter into this Subscription Agreement and to carry out and perform its obligations under the terms of this Subscription Agreement, including the issuance and delivery of the Promissory Notes, the

Bridge Warrants and, upon exercise of the Bridge Warrants, the shares of Common Stock which underlie the Bridge Warrants.

          (c) The Company has reserved 300,000 shares of its Common Stock for issuance upon exercise of the Bridge Warrants offered hereby and an additional 300,000 shares of Common Stock for issuance, with the foregoing 300,000 shares of Common Stock, upon exercise of Redeemable Warrants in the event of an automatic conversion of such Bridge Warrants into Redeemable Warrants.

          (d) The Company is not in violation or material default under, nor will its execution, delivery and performance of this Subscription Agreement result in a material violation of, or constitute a material default under, the Certificate of Incorporation or Bylaws of the Company or any instrument of indebtedness, mortgage or security agreement, lease or other agreement or instrument to which the Company is a party or by which it or any of its properties may be bound.

          (e) There are no pending or threatened legal or governmental proceedings to which the Company is a party which could materially and adversely affect the business, property, financial condition or operations of the Company.

          (f) The Promissory Note and the Bridge Warrants have been duly and validly authorized and the Bridge Warrants, when issued and paid for in accordance with the terms of this Subscription Agreement, will be fully paid and nonassessable, except as to the payments stated therein when and if exercised and the shares of Common Stock, when issued and paid for in accordance with the terms of the Bridge Warrants, will be fully paid and non-assessable.

          (g) This Subscription Agreement is a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally or by equitable principles.

          (h) With respect to the Company, this Subscription Agreement does not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

     15. The representations and warranties of the Purchaser and the Company contained herein shall survive the delivery of this Subscription Agreement, the receipt of payment for the Units by the Company and the issuance and delivery of the Promissory Notes and Bridge Warrants comprising the Units (including any subsequent exercise or automatic conversion of the Bridge Warrants in accordance with their terms). The Purchaser on the one hand, and the Company, on the other, agree to hold each other and their respective directors, officers, employees, agents, trustees, counsel and controlling personnel (and their respective heirs, representatives, successors and assigns) harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any breach by either the Purchaser or the Company, as the case may be, of any such representations and warranties, or as a result of any violation of any securities law caused thereby.

     16.  Miscellaneous.
          -------------

          (a) Except as otherwise specifically provided to the contrary in this

Agreement, all notices or other communications given or made hereunder shall be in writing and shall be delivered by hand, against written receipt, sent by overnight courier service or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Purchaser at the Purchaser's address set forth below and to the Company at its address set forth above. Notices shall be deemed given on the date of receipt or, if mailed, five (5) business days after mailing, except notices of change of address, which shall be deemed given when received.

          (b) Notwithstanding the place where this Subscription Agreement may be executed by the Purchaser or the Company, they agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflict of laws.

          (c) This Subscription Agreement constitutes the entire agreement between the Purchaser and the Company with respect to the subject matter hereof and may be amended only by a writing executed by each of them.

          (d) This Subscription Agreement shall be binding upon and inure to the benefit of each of the Purchasers and the Company and their respective heirs, legal representatives, successors and permitted assigns.

          (e) The Purchaser and the Company each hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts located in the Southern District of New York with respect to any action or legal proceeding commenced by either of them with respect to this Subscription Agreement, the Promissory Note or to the Bridge Warrants. Each of them irrevocably waives any objection they now have or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum and consents to the service of process in any such action or proceeding by means of registered or certified mail, return receipt requested, in care of their respective addresses set forth herein or at such other address as either of them shall furnish in writing to the other.

          (f) The invalidity or unenforceability of any provision of this Subscription Agreement shall not affect the validity or enforceability of any other provision of this Subscription Agreement.

          (g) The waiver by either the Purchaser or the Company of a breach of any provision of this Subscription Agreement shall not operate, or be construed, as a waiver of any subsequent breach of any provision of this Subscription Agreement.

          (h) The Purchaser and the Company agree to execute and deliver all further documents, agreements and instruments and to take such other further action as may be necessary or appropriate to carry out the purposes and intent of this Subscription Agreement.

          (i) The rights of the Purchaser under this Subscription Agreement may not be assigned without the prior written consent of the Company.

          (j) This Subscription Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

                          FOR RESIDENTS OF ALL STATES
                          ---------------------------

     THE UNITS OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE UNITS ARE SUBJECT TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE UNITS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS CONFIDENTIAL OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             FOR COLORADO RESIDENTS
                             ----------------------

     THE UNITS OFFERED HAVE NOT BEEN REGISTERED UNDER THE COLORADO SECURITIES ACT (THE "ACT"), AND, THEREFORE, CANNOT BE RESOLD OR TRANSFERRED BY THE INVESTOR EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT.

                           FOR CONNECTICUT RESIDENTS
                           -------------------------

     THE UNITS OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER SECTION 36-485 OF THE CONNECTICUT GENERAL STATUTES, THE UNIFORM SECURITIES ACT, AS AMENDED (THE "CONNECTICUT ACT"), AND, THEREFORE, CANNOT BE RESOLD UNLESS THEY ARE REGISTERED UNDER SECTION 36-485 OR ANY OTHER SECTION OF THE CONNECTICUT ACT OR UNLESS AN EXEMPTION FROM REGISTRATION PURSUANT TO SECTION 36-490 OF THE CONNECTICUT ACT IS AVAILABLE.

                             FOR FLORIDA RESIDENTS
                             ---------------------

     THE FLORIDA SECURITIES ACT PROVIDES, WHERE SALES ARE TO BE MADE TO FIVE OR MORE PERSONS IN FLORIDA, ANY SALE MADE PURSUANT TO SUBSECTION 517.061(2) OF THE FLORIDA SECURITIES ACT SHALL BE VOIDABLE BY SUCH FLORIDA PURCHASER EITHER WITHIN THREE (3) DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT OR WITHIN THREE (3) DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO

SUCH PURCHASER, WHICHEVER OCCURS LATER.

                             FOR GEORGIA RESIDENTS
                             ---------------------

     THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (16) OF CODE SECTION 10-5-9 OF THE GEORGIA SECURITIES ACT OF 1973, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT.

                             FOR ILLINOIS RESIDENTS
                             ----------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECRETARY OF STATE OF ILLINOIS OR THE STATE OF ILLINOIS, NOR HAS THE SECRETARY OF STATE OF ILLINOIS OR THE STATE OF ILLINOIS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               FOR IOWA RESIDENTS
                               ------------------

     IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                             FOR MICHIGAN RESIDENTS
                             ----------------------

     THE UNITS OFFERED HAVE NOT BEEN REGISTERED UNDER THE MICHIGAN UNIFORM SECURITIES ACT AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH THEREIN.

                            FOR NEW YORK RESIDENTS
                            ----------------------

          THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM HAS NOT BEEN FILED WITH OR REVIEWED BY THE ATTORNEY GENERAL OF THE STATE OF NEW YORK NOR HAS THE ATTORNEY GENERAL PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            FOR NEW JERSEY RESIDENTS
                            ------------------------

          THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM HAS NOT BEEN FILED WITH OR REVIEWED BY THE ATTORNEY GENERAL OF THE STATE OF NEW JERSEY NOR HAS THE ATTORNEY GENERAL PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                          FOR NORTH CAROLINA RESIDENTS
                          ----------------------------

          IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OF DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

     IN WITNESS WHEREOF, the Purchaser has signed this Subscription Agreement as of the date indicated below.

Dated:  ____________________, 1995

Subscriber (if a natural person)*      Address of Subscribers:

---------------------------------      -------------------------------------
(print name under signature)
                                       -------------------------------------
Spouse (if also a Subscriber)*

---------------------------------      Social Security Numbers:
(print name under signature)
                                       -------------------------------- (self)
Subscriber (if other than a
            natural person)            -------------------------------- (spouse)

---------------------------------
                                       *Signature includes all statements on
---------------------------------      this (print name of Subscriber) page
                                       prior to the notarized acknowledgement

By:
   ------------------------------
   Name:
   Title:

Number of Units: ___________________   Purchase Price: $______________________

          I (we) am (are) the owner(s) of Secured Promissory Note(s) of the Company due April 24, 1996, in the aggregate principal amount of $__________________, which are standing in my (our) name(s) and I (we) hereby surrender such Secured Promissory Note(s) to the Company to be applied to the Purchase Price and have remitted $______________ herewith representing the balance of the Purchase Price.

Name(s) in which Promissory Notes are to be issued and the Bridge Warrants are to be registered if other than as above:___________________________________.

                   SUBSCRIBER SIGNATURE(S) MUST BE NOTARIZED
                       SEE ATTACHED ACKNOWLEDGEMENT PAGE

Subscription accepted:
TRANS ENERGY, INC.

By:
   ----------------------------
   Loren E. Bagley, President

                    SUBSCRIBER INDIVIDUAL ACKNOWLEDGEMENT(S)
                    ----------------------------------------

STATE OF                         )
                                 )ss.:
COUNTY OF                        )

     On this _____ day of ____________________, 199___, before me personally came _________________________________________________________________, the
individual(s) described in and who executed the foregoing Subscription Agreement, and acknowledged that (she) (he) (they) executed the same.


                                 ---------------------------------------
                                 Notary Public